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Exhibit 99.1

For more information contact: Luther Nussbaum Chairman & CEO First Consulting Group 562-624-5221 lnussbaum@fcg.com
FOR RELEASE JANUARY 13, 2003
Thomas A. Reep Vice President, Finance & Investor Relations First Consulting Group 562-624-5250 treep@fcg.com

FIRST CONSULTING GROUP APPOINTS MICHAEL J. PUNTORIERO
AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Veteran executive brings strong administrative and financial experience to FCG

        Long Beach, Calif. (Jan. 13, 2003)—First Consulting Group (FCG), (NASDAQ: FCGI), today announced the appointment of Michael J. Puntoriero as Executive Vice President of Practice Support and Chief Financial Officer. He succeeds Walter J. "Chuck" McBride in the role. As previously announced by FCG and prior to Mr. Puntoriero's appointment, Mr. McBride had been serving a dual role of EVP and General Manager of Life Sciences, one of FCG's three business units, and as Chief Financial Officer and EVP of Practice Support. Mr. McBride assumed his General Manager of Life Science role on a permanent basis effective October 30, 2002 after having been in that management position on an interim basis since July 2002.

        Mr. Puntoriero will oversee FCG's financial, practice support and administrative activities, including finance and accounting, mergers and acquisitions, investor relations, human resources, information technology and legal affairs. He will also become a member of FCG's six person Executive Committee. Mr. Puntoriero will report to Luther Nussbaum, FCG's Chairman and CEO.

        Mr. Puntoriero comes to FCG with more than 23 years at Arthur Andersen LLP with strong experience in client, transactional, financial and administrative management. Mr. Puntoriero became Audit Division Head in 1996 of Arthur Andersen's Orange County office where he was responsible for the audit and business advisory practice. From 2000 through 2002, Mike served as the Managing Partner of the Orange County office with full responsibility for vision and strategy, budgeting and planning, marketing and sales, client satisfaction, quality, finance, IT and HR.

        "Mike Puntoriero will be a tremendous asset to FCG as we move to achieve our growth plans for the next five years," said Mr. Nussbaum. "His combination of diverse industry skills, financial experience and personal leadership will greatly enhance our ability to thrive in the dynamically competitive healthcare marketplace."

        Mr. Puntoriero has a BS degree in accounting and finance from California State University Northridge and an MBA from the University of Southern California.

About First Consulting Group

        FCG is a leading provider of consulting, software development, systems integration, outsourcing and applied research services for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Japan. The firm's services increase clients' operations effectiveness, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

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FIRST CONSULTING GROUP APPOINTS MICHAEL J. PUNTORIERO AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER